EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the S.P.I. Dynamics Incorporated 2000 Stock Incentive Plan of our reports dated December 15, 2006, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company, Hewlett-Packard Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hewlett-Packard Company, included in the Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.

                                                                                          /s/ ERNST & YOUNG LLP

San Jose, California
September 7, 2007